Exhibit 99.1

Contact: Gilbert L. Danielson

Executive Vice President

Chief Financial Officer

404-231-0011

Aaron’s, Inc.

Reports Record First Quarter Results

•	Revenues up 10% to $586.9 Million

•	Same Store Revenues Increase 4.8%

•	Net Earnings up 60% to $71.2 Million; Diluted EPS $.92

•	Earnings Include $35.5 Million Reversal of Accrued Lawsuit Expense

•	Diluted EPS Excluding Reversal of Accrual Increases 16% to $.64

•	Raises Guidance

ATLANTA, April 26, 2012 – Aaron’s, Inc. (NYSE: AAN), the nation’s leader in the sales and lease ownership and specialty retailing of residential furniture, consumer electronics, home appliances and accessories, today announced record revenues and earnings for the three months ended March 31, 2012.

For the first quarter of 2012, revenues increased 10% to $586.9 million compared to $532.7 million for the first quarter in 2011. Net earnings increased 60% to $71.2 million versus $44.4 million last year. Diluted earnings per share were $.92 compared to $.55 per share a year ago, a 67% increase.

During the first quarter of 2012, the Company settled a lawsuit with a former Aaron’s associate who claimed she was sexually harassed by a former co-worker in 2006. The Company recorded a charge of $36.5 million in the second quarter of 2011, which represented an accrual for the judgment and associated legal fees and expenses of $41.5 million, less insurance coverage of $5.0 million. The Company’s final settlement related to this matter was $6 million, and accordingly, the Company recognized $35.5 million of income in the first quarter of 2012 operating results.

Excluding the lawsuit-related accrual reversal, net earnings for the first quarter would have been $49.2 million, up 11% over the same period in 2011, and diluted earnings per share would have been $.64, a 16% increase over the same period in 2011.

“We are quite pleased with the results for the quarter and feel we have an excellent start for the year,” said Ronald W. Allen, President and Chief Executive Officer of Aaron’s. “Our results exceeded expectations, revenue and customer growth is strong, and the HomeSmart stores are ramping up as anticipated. We are optimistic that customer demand for the basic household furnishings we offer, especially with our flexible payment terms, will continue to be quite good in upcoming months.”

Same store revenues (revenues earned in Company-operated stores open for the entirety of both periods) increased 4.8% during the first quarter of 2012 compared to the first quarter of 2011. Same store revenues also increased 2.6% for Company-operated stores open for over two years at the end of March 2012. The Company had 1,043,000 customers at the end of the most recent quarter, a 14% increase over the number at the end of March 2011. The customer count on a same store basis for Company-operated stores was up 8.6% in the first quarter of 2012 compared to the same quarter last year.

During the first quarter of this year the Company generated over $90 million of cash flow from operations, which includes the reversal of the accrued lawsuit expense, and had $234 million of cash on hand at the end of March 2012.

Division Results

Revenues in the Aaron’s Sales & Lease Ownership division increased in the first quarter to $571.0 million, an 8% increase over the $529.9 million in revenues in the first quarter of 2011.

Revenues of the HomeSmart division increased in the first quarter to $12.5 million, a $12.2 million increase over the $330,000 in revenues in the first quarter of 2011.

Components of Revenue

Consolidated lease revenues and fees increased 9% for the first quarter compared to the same period in the previous year. In addition, franchise royalties and fees increased 7% in the first quarter compared to the same period last year. Non-retail sales, which are primarily sales of lease merchandise to Aaron’s Sales & Lease Ownership franchisees, increased 15% for the quarter compared to the first quarter last year. The increases in the Company’s franchise royalties and fees and non-retail sales are the result of an increase in revenues of the Company’s franchisees, which collectively had revenues of $264.4 million during the first quarter, a 10% increase over the comparable 2011 period. Same store revenues and customer counts for franchised stores were up 6.3% and 8.3%, respectively, for the first quarter of 2012 compared to the first quarter of 2011. Our franchised stores had 564,000 customers at March 31, 2012, a 13% increase over the number at the end of the first quarter of 2011. Revenues and customers of franchisees, however, are not revenues and customers of Aaron’s, Inc.

Store Count

During the first quarter of 2012, the Company opened nine Company-operated Aaron’s Sales & Lease Ownership stores, six franchised stores, and two HomeSmart stores. The Company also acquired three franchised stores and the accounts of nine third party stores. In addition, one store was acquired from a third party operator and converted to a HomeSmart store. Three Company-operated stores were closed during the quarter.

During the first quarter of 2012, the Company awarded area development agreements to open 11 additional franchised stores. At the end of March 2012, area development agreements were outstanding for the opening of 223 franchised stores over the next several years.

At March 31, 2012, the Company had 1,153 Company-operated Aaron’s Sales & Lease Ownership stores, 710 Aaron’s Sales & Lease Ownership franchised stores, 74 HomeSmart stores, 16 Company-operated RIMCO stores, and six franchised RIMCO stores. The Company also had one Aaron’s Office Furniture store. The total number of stores open at the end of March 2012 was 1,960.

Second Quarter and Full Year 2012 Outlook

The Company is updating its guidance for 2012 and expects to achieve the following at this time:

•	Second quarter revenues (excluding revenues of franchisees) of approximately $525 million.

•	Second quarter diluted earnings per share in the range of $.44 to $.48 per share.

•	Fiscal year 2012 revenues (excluding revenues of franchisees) of approximately $2.2 billion, an increase over the previous guidance of approximately $2.15 billion.

•	GAAP fiscal year 2012 diluted earnings per share in the range of $2.24 to $2.36.

•

Non-GAAP fiscal year 2012 diluted earnings per share in the range of $1.96 to $2.08 which excludes the first quarter reversal of the accrued lawsuit expense, an increase over the previous guidance of $1.88 to $2.04.

•

EPS guidance for the second quarter and fiscal year 2012 does not assume any significant repurchases of the Company’s Common Stock. The Company has authorization to acquire an additional 5,281,344 shares of Common Stock, and may repurchase shares from time to time.

•

New store growth of approximately 5% to 7% over the store base at the end of 2011, for the most part an equal mix between Company-operated and franchised stores, and including a small number of HomeSmart stores. This will be a net store growth after any opportunistic merging or disposition of stores.

•	The Company will continue, as warranted, to consolidate or sell stores not meeting performance goals.

•

The Company also plans to continue to acquire franchised stores, convert independent operator’s stores to Aaron’s franchised stores, or sell Company-operated stores to franchisees as opportunities present themselves.

Conference Call

Aaron’s will hold a conference call to discuss its quarterly financial results on Friday, April 27, 2012, at 10:00 am Eastern Time. The public is invited to listen to the conference call by webcast accessible through the Company’s website, www.aaronsinc.com, in the “Investor Relations” section. The webcast will be archived for playback at that same site.

Aaron’s, Inc., based in Atlanta, currently has more than 1,960 Company-operated and franchised stores in 48 states and Canada. The Company’s Woodhaven Furniture Industries division manufactured approximately $89 million, at cost, of furniture and bedding at 14 facilities in eight states in 2011. The entire production of Woodhaven is for shipment to Aaron’s stores.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this news release regarding Aaron’s, Inc.’s business that are not historical facts are “forward-looking statements” that involve risks and uncertainties which could cause actual results to differ materially from those contained in the forward-looking statements. These risks and uncertainties include factors such as changes in general economic conditions, competition, pricing, litigation, customer privacy, information security, customer demand and other issues, and the other risks and uncertainties discussed under “Risk Factors” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011. Statements in this release that are “forward-looking” include without limitation Aaron’s projected revenues, earnings, and store openings for future periods.

Aaron’s, Inc. and Subsidiaries

Consolidated Statements of Earnings

(In thousands, except per share amounts)

	(Unaudited) Three Months Ended March 31,
	2012	2011
Revenues:
Lease Revenues and Fees	$435,106	$398,224
Retail Sales	13,748	14,006
Non-Retail Sales	115,563	100,447
Franchise Royalties and Fees	17,505	16,343
Other	4,954	3,645
Total	586,876	532,665

Costs and Expenses:
Retail Cost of Sales	7,724	8,480
Non-Retail Cost of Sales	104,882	91,089
Operating Expenses	234,910	216,410
Reversal of Accrued Lawsuit Expense	(35,500)	—
Depreciation of Lease Merchandise	158,161	144,093
Interest	1,670	674
Total	471,847	460,746

Earnings Before Income Taxes	115,029	71,919

Income Taxes	43,803	27,530

Net Earnings	$71,226	$44,389

Earnings Per Share	$.94	$.55

Earnings Per Share Assuming Dilution	$.92	$.55

Weighted Average Shares Outstanding	75,971	80,089

Weighted Average Shares Outstanding Assuming Dilution	77,032	81,096

Selected Balance Sheet Data

(In thousands)

(Unaudited)

	March 31, 2012	December 31, 2011
Cash and Cash Equivalents	$234,135	$176,257
Investment Securities	118,568	98,132
Accounts Receivable, Net	88,851	87,471
Lease Merchandise, Net	856,423	862,276
Property, Plant and Equipment, Net	225,853	226,619
Other Assets, Net	292,575	284,394

Total Assets	1,816,405	1,735,149

Senior Notes	137,000	137,000
Accrued Litigation Expense	—	41,720
Total Liabilities	763,312	758,595
Shareholders’ Equity	$1,053,093	$976,554

Use of Non-GAAP Financial Information:

This press release presents the Company’s net earnings and diluted earnings per share excluding the reversal of a $35.5 million charge recorded in the first quarter of 2012 related to a previously announced lawsuit verdict against the Company, and associated legal fees and expenses. This measure is not presented in accordance with generally accepted accounting principles in the United States (“GAAP”).

Management believes that presentation of net earnings and diluted earnings per share excluding the reversal of this accrual is useful because it gives investors supplemental information regarding the normal ongoing operations of the Company. This information is disclosed to provide the reader with the data management uses with the belief it will assist investors and others to evaluate and compare the performance of the Company’s underlying core business from period to period. Non-GAAP financial measures, however, should not be used as a substitute for, or considered superior to, measures of financial performance prepared in accordance with GAAP, such as the Company’s GAAP basis net earnings and diluted earnings per share, which are also presented in the press release.

Reconciliation of Net Earnings and Earnings Per Share Assuming Dilution to Non-GAAP

Net Earnings and Earnings Per Share Excluding Reversal of Accrued Lawsuit Expense

(In thousands, except earnings per share)

	(Unaudited) Three Months Ended March 31,
	2012	2011
Net Earnings	$71,226	$44,389

Less Reversal of Accrued Lawsuit Expense, Net of Taxes (1)	(21,982)	—

Non-GAAP Net Earnings Excluding Reversal of Accrued Lawsuit Expense	$49,244	$44,389

Earnings Per Share Assuming Dilution	$.92	$.55

Less Reversal of Accrued Lawsuit Expense	(.28)	—

Non-GAAP Earnings Per Share Assuming Dilution Excluding Reversal of Accrued Lawsuit Expense	$.64	$.55

Weighted Average Shares Outstanding Assuming Dilution	77,032	81,096

(1) Net of taxes of $13,518 calculated using the effective tax rate for the three months ended March 31, 2012.

Reconciliation of 2012 Projected Guidance for Earnings Per Share

Assuming Dilution to Non-GAAP Earnings Per Share Assuming Dilution Excluding

Reversal of Accrued Lawsuit Expense

	Low Range	High Range
Projected Earnings Per Share Assuming Dilution	$2.24	$2.36

Less Reversal of Accrued Lawsuit Expense	(.28)	(.28)

Projected Non-GAAP Earnings Per Share Assuming Dilution Excluding Reversal of Accrued Lawsuit Expense	$1.96	$2.08